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                                                                     Exhibit 5.1


March 7, 2001


deCODE genetics, Inc.
Lynghals 1
Reykjavik, Iceland

Ladies and Gentlemen:

         We serve as counsel to deCODE genetics, Inc., a Delaware corporation (the "Company") in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale by the selling stockholders named in the Registration Statement of 1,321,974 shares of the Company's common stock, $.001 par value, (the "Common Stock") and 1,871,000 shares (the "Option Shares") of the Common Stock issuable upon the exercise of stock options issued or issuable under the Company's 1996 Equity Incentive Plan, as amended (the "Plan").

         We have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Option Shares, when issued, delivered and sold in accordance with the terms of the Plan and the stock options granted thereunder, will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Interests of Named Experts and Counsel" in the Registration Statement. By filing this consent we do not admit that we come within the categories of persons whose consent is required under the rules and regulations of the Securities and Exchange Commission.


                                             Respectfully submitted,

                                             /s/ Reed Smith LLP
                                             REED SMITH LLP

EPB


                          [REED SMITH LLP LETTERHEAD]